Exhibit 1
FOR IMMEDIATE RELEASE
June 8, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of Changes in Titles of a Director and an Executive Officer
Nissin Co., Ltd. hereby announces changes in the titles of a member of its Board of Directors and an Executive officer as of June 8, 2006, pursuant to a resolution adopted by the Board of Directors at its meeting held today.
1. Change in Title of a Director

New Title	Name	Current Title
Director & Executive Officer (Deputy General Manager, Sales & Marketing Control Div. and General Manager Tie-up Loan Dept.)	Hidenobu Sasaki	Director & Executive Officer (Deputy General Manager, Sales & Marketing Control Div. and General Manager Tie-up Loan Dept. and Officer-in-Charge Eastern Japan Investigation Dept. and Western Japan Investigation Dept.)
2. Change in Title of an Executive Officer

New Title	Name	Current Title
Executive Officer (General Manager, Credit Screening Dept. and Officer-in-Charge Eastern Japan Investigation Dept. and Western Japan Investigation Dept.)	Hirohumi Mihara	Executive Officer (General Manager, Credit Screening Dept.)